EXHIBIT 99.1

FIRST                                             22 West State Street
KEYSTONE                                          Media, PA 19063
FINANCIAL, INC.                                   610-565-6210


FOR IMMEDIATE RELEASE


                 FIRST KEYSTONE FINANCIAL ANNOUNCES
                 FOURTH QUARTER AND YEAR END RESULTS

     Media, PA  November 10, 2004 - First Keystone Financial, Inc. (Nasdaq:
FKFS) reported today net income for the quarter ended September 30, 2004 of $207,000, or $0.11 per diluted share, compared to $600,000, or $0.29 per diluted share, for the same period last year. Net income for the fiscal year ended September 30, 2004 was $2.2 million, or $1.14 per diluted share, as compared to $2.7 million, or $1.35 per diluted share, for fiscal 2003.

     Reducing the Company's quarterly and annual results was a $709,000 after tax, non-cash charge resulting from a determination that a $5.0 million investment available for sale in Federal Home Loan Mortgage Corporation ("FHLMC") floating rate perpetual preferred stock was impaired due to its decline in value and a determination that it is not expected to recover in the near future. Although the FHLMC preferred stock is rated AA- and is fully performing, the market value of the stock has decreased due to the decline in interest rates since the dividend paid on the preferred stock is set every two years based upon the two-year constant maturity treasury index.

     The Company's net interest income increased $318,000, or 12.6%, for the three months ended September 30, 2004 as compared to the same period in fiscal 2003. The increase in net interest income reflected the decline in the average rate paid on interest-bearing liabilities combined with the increased average balance of the loan portfolio. Interest income increased $156,000, or 2.4%, for the quarter ended September 30, 2004 compared to the same period in the prior year primarily due to a $19.1 million increase to $538.5 million in the average balance of interest-earning assets due to the growth of the loan portfolio partially offset by a 7 basis point decrease in the average yield earned on interest-earning assets. Interest expense decreased $162,000, or 4.2%, for the quarter ended September 30, 2004 as compared to the fourth quarter of fiscal 2003 primarily due to a 24 basis point decrease in the weighted average rate paid on interest-bearing liabilities partially offset by a $20.6 million increase to $535.3 million in the average balance of such liabilities. As a result, the interest rate margin on a tax equivalent basis increased to 2.17% for the quarter ended September 30, 2004 as compared to 2.02% for the fourth quarter of fiscal 2003.

     "To spearhead part of the Company's strategic plan to continue to grow the loan portfolio in areas other than single-family residential loans, a director of lending with expertise in consumer and commercial lending was hired in fiscal 2004. We are pleased with the progress made in implementing the strategic plan as our construction and consumer equity loan portfolios experienced increases of $9.1 million and $10.2 million, respectively, in their balances compared to the end of fiscal 2003," said Donald S. Guthrie, Chairman and Chief Executive Officer. Net loans increased 6.22% to $304.2 million compared to $286.4 million from the prior year.

     The provision for loan losses decreased $55,000, or 42.3%, to $75,000 for the three months ended September 30, 2004 and $415,000, or 58.0%, to $300,000 for the fiscal year ended September 30, 2004 compared to the same periods in the prior year. The decrease in the provision was primarily due to an $840,000 decrease in the amount of net loan charge-offs compared to the prior year. Total non-performing assets increased to $3.3 million at September 30, 2004 from $3.0 million at September 30, 2003. The Company's ratio of non-performing assets to total assets was 0.57% at September 30, 2004 compared to 0.53% at September 30, 2003.

     For the quarter ended September 30, 2004, non-interest income decreased $1.0 million to $91,000 as compared to the fourth quarter of fiscal 2003. The decrease was primarily the result of a $1.1 million pre-tax ($709,000 after-tax) other-than-temporary impairment of a perpetual preferred security as discussed above combined with a modest decline in the cash surrender value of certain insurance policies held by the Bank. Offsetting such declines was a $176,000 gain on the sale of investment and mortgage-related securities combined with a $172,000, or 68.5%, increase in service charges and other fees. "We are encouraged with our increases in non-interest income due to the new products and additional services we are offering to our customers," said Thomas M. Kelly, President and Chief Operating Officer. For the fiscal year ended September 30, 2004, non-interest income increased $613,000 to $3.9 million by comparison to fiscal 2003. The increase for fiscal 2004 was primarily the result of a $314,000 net gain on sales of available for sale securities and $550,000 recognized in connection with a repayment of a commercial real estate loan partially offset by a $356,000 decrease in gains on sale of loans.

     Non-interest expense for the quarter ended September 30, 2004 increased $57,000 to $2.8 million from the same period last year primarily due to an increase of $159,000, or 44.4%, in other non-interest expense, $37,000, or 24.3%, in professional fees and $25,000, or 20.2%, in advertising expense offset, in part, by a $195,000, or 12.7%, decrease in compensation and employee benefit expenses. Non-interest expense for the year ended September 30, 2004 increased $2.1 million, or 20.2%, by comparison to fiscal 2003 primarily due to a $1.4 million increase in compensation and employee benefit expense. The increase in compensation and employee benefit expense was primarily due to an additional $598,000 expense relating to the funding of a non-qualified supplemental retirement plan for certain executive officers and a $334,000, or 64.7%, increase in the employee stock ownership plan ("ESOP") expense related to the appreciation of the Company's stock value as well as the prepayment of the outstanding loan balance on the original loan. In addition, approximately $460,000 of the increase in compensation and benefit expense was due to the hiring of additional personnel, merit increases and medical costs. In addition, the increase in non-interest expense for fiscal 2004 was due to increases of $148,000, $188,000 and $204,000 in real estate operations, professional fees and other non-interest expenses, respectively.

     The Company's total assets increased to $571.9 million at September 30, 2004, a $12.3 million increase from $559.6 million at September 30, 2003. Total deposits decreased $17.7 million, or 4.9%, to $344.9 million at September 30, 2004 from $362.6 million at September 30, 2003. The Company increased by $34.9 million, or 25.6%, the amount of its borrowings from September 30, 2003. Borrowings were considered an appropriate source of funds to offset the decrease in deposits and to fund asset growth. Stockholders' equity decreased $2.7 million due to an unrealized loss on available for sale securities of $1.3 million, the cost of repurchasing 51,092 shares of its common stock as well as purchasing 96,208 shares for the ESOP combined with dividend payments totaling $843,000, partially offset by net income of $2.2 million.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices located in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations, the levels of non-interest income and expenses as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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     This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.


                      FIRST KEYSTONE FINANCIAL, INC.

                         SELECTED OPERATIONS DATA
                  (In thousands except per share data)
                              (Unaudited)

                                                      Three Months Ended          Year Ended
                                                         September 30,           September 30,
                                                   ---------------------------------------------
                                                       2004        2003        2004        2003
                                                   ---------------------------------------------
Net interest income(1)                                $2,843      $2,525     $11,431     $11,200
Provision for loan losses                                 75         130         300         715
Non-interest income                                       91       1,102       3,899       3,286
Non-interest expense(1)                                2,827       2,770      12,501      10,400
                                                   ---------------------------------------------
Income before taxes                                       32         727       2,529       3,371
Income tax expense (benefit)                            (175)        127         326         632
                                                   ---------------------------------------------
Net income                                            $  207      $  600     $ 2,203     $ 2,739
                                                   =============================================
Basic earnings per share                              $ 0.12      $ 0.32     $  1.21     $  1.44
Diluted earnings per share                              0.11        0.29        1.14        1.35
Dividends per share                                     0.11        0.10        0.44        0.40
Number of shares outstanding at end of period      1,927,744   1,925,337   1,927,744   1,925,337
Weighted average basic shares outstanding          1,791,032   1,889,132   1,821,569   1,901,682
Weighted average diluted shares outstanding        1,898,019   2,035,757   1,939,044   2,028,992
------------------------------------------------------------------------------------------------


                      FIRST KEYSTONE FINANCIAL, INC.

                        SELECTED FINANCIAL DATA
                 (In thousands except per share data)
                              (Unaudited)

                                                             September 30,  September 30,
                                                                  2004          2003
                                                             ----------------------------
Total assets                                                   $571,919      $559,612
Loans receivable, net                                           304,248       286,421
Investment and mortgage-related securities available for sale   161,235       202,356
Investment and mortgage-related securities held to maturity      42,650         9,802
Cash and cash equivalents                                        17,975        21,190
Deposits                                                        344,880       362,605
Borrowings                                                      171,149       136,272
Junior subordinated debt(2)                                      21,557        21,593
Loan loss allowance                                               2,039         1,986
Total stockholders' equity                                       29,698        32,388
Book value per share                                             $15.41        $16.82
-----------------------------------------------------------------------------------------



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                        FIRST KEYSTONE FINANCIAL, INC.

                            OTHER SELECTED DATA
                                (Unaudited)

                                                              At or for the       At or for the
                                                           Three Months Ended      Year Ended
                                                              September 30,       September 30,
                                                          ---------------------------------------
                                                             2004      2003      2004      2003
                                                          ---------------------------------------
Return on average assets(3)                                  0.15%     0.44%     0.39%     0.51%
Return on average equity(3)                                  2.88%     7.49%     7.13%     8.39%
Interest rate spread(1)(2)(3)(4)                             2.16%     1.99%     2.21%     2.26%
Net interest margin(1)(2)(3)(4)                              2.17%     2.02%     2.23%     2.30%
Ratio of interest-earning assets to interest-bearing
  liabilities(2)(4)                                        100.60%   100.91%   100.69%   101.44%
Ratio of operating expenses to average assets(1)(2)(3)       1.99%     2.01%     2.23%     1.95%
Ratio of non-performing assets to total assets at
  end of period(2)                                           0.57%     0.53%     0.57%     0.53%
Ratio of allowance for loan loss to non-performing loans
  at end of period                                         100.29%   127.63%   100.29%   127.63%

(1) Due to the adoption of FIN 46, interest on trust preferred securities is presented as interest expense. Amounts presented as non-interest expense in the prior year have been reclassified to conform with this presentation.

(2) The Company adopted FIN 46 on December 31, 2003. The adoption resulted in the deconsolidation of certain trust preferred security trusts which were previously consolidated. As such, the Company's trust preferred securities are presented as debt. Reclassifications have been made to the prior year to conform with the presentation.

(3)  Annualized.

(4) Adjusted for the effects of tax-free investments. This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. Without the adjustment for taxes, the interest rate spread would be 2.10% and 1.92% for the quarter ended September 30, 2004 and 2003, respectively, while the net interest margin would be 2.11% and 1.94% for the quarter ended September 30, 2004 and 2003, respectively. Without the adjustment for taxes, the interest rate spread would be 2.86% and 2.90% for the year ended September 30, 2004 and 2003 respectively, while the net interest margin would be 2.88% and 2.96% for the year ended September 30, 2004 and 2003, respectively.

CONTACT:  Thomas M. Kelly, President
          Rose M. DiMarco, Chief Financial Officer
          (610) 565-6210

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